Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (File Nos. 33-37683, 33-38259, 333-44652, 333-68481, 333-55700, 333-111014) of Molex Incorporated on Form S-8 of our reports dated September 7, 2005, with respect to the consolidated financial statements and schedule of Molex Incorporated, Molex Incorporated management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Molex Incorporated, included in this Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/ERNST & YOUNG LLP
Chicago, Illinois
September 7, 2005